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Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-43797 on Form S-8, No. 33-43798 on Form S-8, No. 33-68766 on Form S-8, No.
33-80464 on Form S-8, No. 33-88818 on Form S-4, as amended by Post-Effective Amendment No. 1 on Form S-8, No. 333-04635 on Form S-8 and No. 333-15845 on Form S-4, as amended by Post-Effective Amendment No. 1 on Form S-8 of Glenayre Technologies, Inc. of our report dated February 3, 1995, appearing in the Annual Report on Form 10-K of Glenayre Technologies, Inc. for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 26, 1997